Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF OVINTIV INC.

On February 3, 2026, Ovintiv Inc. (“Ovintiv”) completed a business combination with NuVista Energy Ltd. (“NuVista”), a corporation organized under the laws of the Province of Alberta, Canada, pursuant to an Arrangement Agreement (the “Arrangement Agreement”), dated November 4, 2025, whereby Ovintiv acquired all of the outstanding common shares of NuVista in a cash and share transaction valued at approximately $2.8 billion (C$3.8 billion) (the “NuVista Acquisition”). The acquisition added approximately 930 net drilling 10,000-foot equivalent well locations and approximately 140,000 net acres in the core of the condensate-rich Montney play which is located near Grande Prairie in Alberta, and in close proximity to Ovintiv’s current Montney operations. The NuVista Acquisition was effected pursuant to, among other provisions, Section 193 of the Business Corporations Act (Alberta) and the Arrangement Agreement.

Ovintiv and NuVista prepare their respective financial statements in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”) Accounting Standards as issued by the International Accounting Standards Board, respectively. In accordance with Financial Accounting Standards Board’s (“FASB”), ASC 805: Business Combinations, the NuVista Acquisition will be accounted for using the acquisition method of accounting with Ovintiv identified as the acquirer. Under the acquisition method of accounting, Ovintiv will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the acquisition.

The acquisition method of accounting is dependent upon certain valuations and other studies that are underway but have yet to progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma condensed combined financial information, and are subject to revision based on a final determination of fair values as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Ovintiv and NuVista, adjusted to reflect the combination of Ovintiv and NuVista. Certain of NuVista’s historical amounts have been reclassified to conform to Ovintiv’s financial statement presentation. NuVista’s historical amounts have been derived from their audited consolidated financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the NuVista Acquisition as if the acquisition had been completed on December 31, 2025. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2025, gives effect to the NuVista Acquisition as if the acquisition had been completed on January 1, 2025.

The unaudited pro forma condensed combined financial information reflects the following pro forma adjustments, based on available information and certain assumptions that Ovintiv believes are reasonable:

•	the issuance of approximately 30.1 million shares of Ovintiv common stock and approximately $1.2 billion in cash;

•

the effects of debt financing including Ovintiv’s Two-Year Term Credit Agreement (“Term Loan”) that was entered into in connection with the acquisition and from Ovintiv’s short-term borrowings to fund the cash consideration of the NuVista Acquisition;

•	the acquisition of NuVista’s assets consisting primarily of oil and gas properties and assumption of liabilities;

•	the harmonization of NuVista’s accounting policies to Ovintiv’s accounting policies and GAAP differences; and

•	the recognition of transaction-related costs and estimated tax impacts of the pro forma adjustments.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11 promulgated by the SEC using the assumptions set forth in the notes herein (“Article 11”). Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. In Ovintiv’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes contained in Ovintiv’s Annual Report and on Form 10-K for the year ended December 31, 2025, and NuVista’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2025, which are included in this Form 8-K.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not intended to represent what Ovintiv’s financial position or results of operations would have been had the NuVista Acquisition actually been consummated on the assumed dates, nor is it indicative of Ovintiv’s future financial position or results of operations. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the acquisition, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. As a result, future results may vary significantly from the pro forma results reflected herein.

	Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2025
	Historical		Pro Forma Adjustments
($ millions)	Ovintiv	NuVista Adjusted (Note 2)	Acquisition Adjustments (Note 3)		Transaction Adjustments (Note 3)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	35	1	—		—		36
Accounts receivable and accrued revenues	1,128	152	(7)	b.iv)	—		1,273
Investment in marketable securities	245	—	—		(245)	a), b.i)	—
Risk management	86	90	—		—		176
Income tax receivable	29	—	—		—		29

	1,523	243	(7)		(245)		1,514
Property, Plant and Equipment, at cost:
Oil and natural gas properties, based on full cost accounting
Proved properties	70,133	2,277	(70)	b.i)	270	a), b.i)	72,610
Unproved properties	434	26	575	b.ii)	—		1,035
Other	864	—	19	b.iii)	—		883

Property, plant and equipment	71,431	2,303	524		270		74,528
Less: Accumulated depreciation, depletion and amortization	(57,187)	—	—		—		(57,187)

Property, plant and equipment, net	14,244	2,303	524		270		17,341
Other Assets	1,299	119	(7)	b.iv)	—		1,411
Risk Management	4	69	—		—		73
Deferred Income Taxes	744	—	—		—		744
Goodwill	2,576	—	312	b.v)	—		2,888

	20,390	2,734	822		25		23,971

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	1,861	153	—		26	d)	2,040
Current portion of operating lease liabilities	117	6	—		—		123
Incomes taxes payable	5	—	—		—		5
Risk management	2	—	—		—		2
Current portion of long-term debt	810	120	1	b.vi)	53	c)	984

	2,795	279	1		79		3,154
Long-Term Debt	4,392	47	—		1,151	c)	5,590
Operating Lease Liabilities	1,105	106	—		—		1,211
Other Liabilities and Provisions	100	11	—		—		111
Risk Management	13	14	—		—		27
Asset Retirement Obligation	388	85	(41)	b.vii)	—		432
Deferred Income Taxes	402	350	223	b.viii)	—		975

	9,195	892	183		1,230		11,500
Shareholders’ Equity
Share capital	3	762	(762)		—	e)	3
Paid in surplus	7,779	31	(31)		1,277	e)	9,056
Retained earnings (Accumulated deficit)	2,440	1,049	(1,049)		(1)	a), d)	2,439
Accumulated other comprehensive income	973	—	—		—		973

Total Shareholders’ Equity	11,195	1,842	(1,842)		1,276		12,471

	20,390	2,734	(1,659)		2,506		23,971

	Unaudited Pro Forma Condensed Combined Statement of Earnings For the Year Ended December 31, 2025
	Historical		Pro Forma Adjustments
($ millions, except per share amounts)	Ovintiv	NuVista Adjusted (Note 2)	Pro Forma Adjustments (Note 4)			Transaction Adjustments (Note 4)		Pro Forma Combined
Revenues
Product and service revenues	7,176	842	—			—		8,018
Sales of purchased product	1,487	—	—			—		1,487
Gains (losses) on risk management, net	172	74	—			—		246
Sublease revenues	73	—	—			—		73
Construction income	—	42	—			—		42
Other income	—	6	—			—		6

Total Revenues	8,908	964	—			—		9,872

Operating Expenses
Production, mineral and other taxes	286	9	—			—		295
Transportation and processing	1,724	110	—			—		1,834
Operating	862	279	—			—		1,141
Purchased product	1,447	—	—			—		1,447
Depreciation, depletion and amortization	2,179	190	141	a	)	—		2,510
Impairments	920	—	—			—		920
Accretion of asset retirement obligation	28	3	—			—		31
Construction costs	—	42	—			—		42
Administrative	331	35	—			26	c)	392

Total Operating Expenses	7,777	668	141			26		8,612

Operating Income	1,131	296	(141)			(26)		1,260

Other (Income) Expenses
Interest	376	16	56	b	)	—		448
Foreign exchange (gain) loss, net	31	—	—			—		31
Other (gains) losses, net	(46)	—	—			—		(46)

Total Other (Income) Expenses	361	16	56			—		433

Net Earnings Before Income Tax	770	280	(197)			(26)		827
Income tax expense (recovery)	(472)	66	(47)	d	)	(6)	d)	(459)

Net Earnings	1,242	214	(150)			(20)		1,286

Net Earnings Per Share of Common Stock
Basic	4.83							4.48
Diluted	4.78							4.44
Weighted Average Per Share of Common Stock Outstanding (millions)
Basic	257.2		30.1	e	)			287.3
Diluted	259.7		30.1	e	)			289.8

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Ovintiv and the historical financial statements of NuVista in accordance with Article 11 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X.

On February 3, 2026, Ovintiv completed the business combination with NuVista, a corporation organized under the laws of the Province of Alberta, Canada, pursuant to the Arrangement Agreement. The NuVista Acquisition will be accounted for using the acquisition method of accounting using the accounting guidance in FASB ASC 805, Business Combinations, with Ovintiv treated as the accounting acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial information and are subject to revision based on a final determination of fair value as of the date of the acquisition. Differences between preliminary estimates and the final allocation of the consideration to be paid may have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the NuVista Acquisition and the related financing transactions as if they had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2025, gives effect to the NuVista Acquisition and the related financing transactions as if they had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Ovintiv believes are reasonable. However, actual results may differ from those reflected in these statements. In Ovintiv’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined information does not purport to represent what the financial position or results of operations would have been if the NuVista Acquisition and the related financing transactions had actually occurred on the dates indicated above, nor are they indicative of Ovintiv’s future financial position or results of operations. No adjustments have been made to the pro forma financial information to reflect costs savings or synergies that may be obtained as a result of the NuVista Acquisition described herein.

Note 2 — NuVista’s Historical Financial Statements

NuVista’s historical balances were derived from NuVista’s historical consolidated financial statements as described above and are presented in accordance with IFRS and are denominated in Canadian dollars (CAD). The historical balances have been adjusted to reflect certain reclassifications within NuVista’s consolidated statement of net earnings and consolidated balance sheet categories to conform to Ovintiv’s presentation in its consolidated statement of earnings and consolidated balance sheet. Additionally, these historical consolidated financial statements were adjusted from Canadian dollars to U.S. dollars and from IFRS to U.S. GAAP where applicable. Refer to Note 2b) for additional consideration of the IFRS to U.S. GAAP adjustments.

Further review may identify additional reclassifications or adjustments that could have a material impact on the unaudited pro forma financial information of the combined company. The reclassifications and adjustments identified and presented in the unaudited pro forma financial information are based on discussions with NuVista’s management, due diligence and information presented in NuVista’s historical consolidated financial statements. Ovintiv is not aware of any additional reclassifications or adjustments that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma condensed combined financial information.

	NuVista Condensed Balance Sheet December 31, 2025
($ thousands)	NuVista Historical (CAD) (Audited)	Reclassification Adjustments (Note 2a) (CAD) (Unaudited)			IFRS to U.S. GAAP Adjustments (Note 2b) (CAD) (Unaudited)		Currency Translation Adjustments (Note 2c) (Unaudited)	NuVista Adjusted (USD) (Unaudited)
Assets
Current assets
Cash and cash equivalents	—	708	i	)	—		(191)	517
Accounts receivables and other	144,144	64,137	ii	)	—		(56,319)	151,962
Prepaid expenses	49,072	(49,072)	ii	)	—		—	—
Financial derivative assets	123,594	—			—		(33,420)	90,174
Other receivables	15,065	(15,065)	ii	)	—		—	—

	331,875	708			—		(89,930)	242,653
Financial derivative assets	94,173	—			—		(25,464)	68,709
Other assets	13,811	(4,311)	iii	)	153,085	ii)	(43,963)	118,622
Exploration and evaluation assets	35,935	(35,935)	iv	)	—	i)	—	—
Property, plant and equipment	3,117,374	(3,117,374)	v	)	—	i)	—	—
Proved properties	—	3,121,685	v	), iii)	—	i)	(844,104)	2,277,581
Unproved properties	—	35,935	iv	)	—	i)	(9,717)	26,218
Right-of-use assets	84,248	—			(84,248)	ii)	—	—

Total assets	3,677,416	708			68,837		(1,013,178)	2,733,783

Liabilities
Current liabilities
Accounts payable and accrued liabilities	180,160	29,826	vi	)	—		(56,780)	153,206
Senior unsecured notes	164,119	—			—		(44,378)	119,741
Current portion of other liabilities	19,826	(19,826)	vi	)	—		—	—
Current portion of lease liabilities	8,335	—			—		(2,254)	6,081
Current portion of asset retirement obligation	10,000	(10,000)	vi	)	—		—	—

	382,440	—			—		(103,412)	279,028
Long-term debt	64,012	708	i	)	—		(17,500)	47,220
Other liabilities	15,346	—			—		(4,150)	11,196
Lease liabilities	103,686	—			41,064	ii)	(39,140)	105,610
Asset retirement obligation	116,735	—			—	iii)	(31,565)	85,170
Financial derivative liabilities	19,640	—			—		(5,311)	14,329
Deferred tax liability	479,878	—			—		(129,759)	350,119

Total liabilities	1,181,737	708			41,064		(330,837)	892,672

Shareholders’ equity
Share capital	1,044,358	—			—		(282,394)	761,964
Contributed surplus	41,759	(41,759)	vii	)	—		—	—
Paid in surplus	—	41,759	vii	)	—		(11,292)	30,467
Retained earnings	1,409,562	—			27,773	ii)	(388,655)	1,048,680

Total shareholders’ equity	2,495,679	—			27,773		(682,341)	1,841,111

Total liabilities and shareholders’ equity	3,677,416	708			68,837		(1,013,178)	2,733,783

	NuVista Condensed Statement of Earnings December 31, 2025
($ thousands)	NuVista Historical (CAD) (Audited)	Reclassification Adjustments (Note 2a) (CAD) (Unaudited)			IFRS to U.S. GAAP Adjustments (Note 2b) (CAD) (Unaudited)		Currency Translation Adjustments (Note 2c) (Unaudited)	NuVista Adjusted (USD) (Unaudited)
Revenues
Petroleum and natural gas sales	1,260,673	(83,684)	i	)	—		(334,618)	842,371
Royalties	(83,684)	83,684	i	)	—		—	—

Net revenue from petroleum and natural gas sales	1,176,989	—			—		(334,618)	842,371
Gains (losses) on risk management, net	—	103,532	ii	), iii)	—		(29,434)	74,098
Realized gain on financial derivatives	109,509	(109,509)	ii	)	—		—	—
Unrealized gain (loss) on financial derivatives	(5,977)	5,977	iii	)	—		—	—
Construction income	59,137	—			—		(16,813)	42,324
Other income	7,773	—			—		(2,210)	5,563

Total revenue, other income and gain (loss) on financial derivatives	1,347,431	—			—		(383,075)	964,356

Expenses
Production, mineral and other taxes	—	12,138	iv	)	—		(3,451)	8,687
Operating	378,257	(12,138)	iv	)	23,402	ii)	(110,741)	278,780
Transportation	153,674	—			—		(43,690)	109,984
General and administrative	25,492	23,644	v	)	—		(13,969)	35,167
Share-based compensation	21,227	(21,227)	v	)	—		—	—
Financing costs	41,204	(41,204)	vi	)	—		—	—
Transaction costs	2,417	(2,417)	v	)	—		—	—
Construction costs	59,137	—			—		(16,813)	42,324
Depreciation, depletion and amortization	275,203	—			(10,038)	ii)	(75,386)	189,779
Accretion of asset retirement obligation	—	4,833	vi	)	—		(1,374)	3,459

	956,611	(36,371)			13,364		(265,424)	668,180

Other (income) expenses
Interest	—	36,371	vi	)	(13,364)	ii)	(6,541)	16,466

Net earnings before income tax	390,820	—			—		(111,110)	279,710
Income tax expense (recovery)	—	91,865	vii	)	—		(26,117)	65,748
Current income tax expense	59,246	(59,246)	vii	)	—		—	—
Deferred income tax expense	32,619	(32,619)	vii	)	—		—	—

Net earnings	298,955	—			—		(84,993)	213,962

Note 2.a) Reclassification Adjustments

The historical balances have been adjusted to reflect certain reclassifications within NuVista’s consolidated statement of net earnings and consolidated balance sheet categories to conform to Ovintiv’s presentation in its consolidated balance sheet and consolidated statement of earnings.

Balance Sheet Reclassifications:

Reflects reclassification of NuVista’s balance sheet amounts presented to conform to Ovintiv’s presentation:

i) Cash from Long-term debt;

ii) Prepaid expenses and Other current assets to Accounts receivable and accrued revenues;

iii) Inventory from Other assets to Proved properties;

iv) Exploration and Evaluation Assets to Unproved properties;

v) Property, Plant and Equipment to Proved properties;

vi) Current portion of other liabilities and Current portion of asset retirement obligation to Accounts payable and accrued liabilities; and

vii) Contributed surplus to Paid in surplus.

Statement of Net Earnings Reclassifications:

Reflects reclassification of NuVista’s earnings amounts presented to conform to Ovintiv’s presentation:

i) Royalties to Petroleum and natural gas sales;

ii) Realized gain on financial derivatives to Gains (losses) on risk management, net;

iii) Unrealized gain (loss) on financial derivatives to Gains (losses) on risk management, net;

iv) Production, mineral and other taxes from Operating;

v) Share-based compensation and Transaction costs to General and administrative;

vi) Financing costs to Interest and Accretion of asset retirement obligation; and

vii) Current income tax expense and Deferred income tax expense to Income tax expense (recovery).

Note 2. b) IFRS to U.S. GAAP Adjustments

i) Oil and gas properties

The unaudited pro forma condensed combined financial information includes adjustments to conform NuVista’s accounting policies to Ovintiv’s accounting policies, including adjusting NuVista’s oil and gas properties to the full cost method. NuVista follows IFRS which is similar to the U.S. GAAP successful efforts method of accounting for oil and gas properties. Ovintiv follows the full cost method of accounting for oil and gas properties under U.S. GAAP. Certain costs such as unsuccessful exploration drilling costs are expensed under IFRS that are capitalized under the full cost method. NuVista did not have any costs related to exploration and evaluation expense reflected in the statement of net earnings for the year ended December 31, 2025.

Other differences between Ovintiv’s full cost method of accounting and NuVista’s accounting for oil and gas properties under IFRS are as follows:

•

Under the full cost method of accounting, capitalized costs are amortized on a units-of-production basis at a country level cost center, which includes estimated future development costs, over total proved reserves. Ovintiv’s oil and natural gas reserves are determined in accordance with U.S. GAAP using a simple average of beginning-of-month commodity prices over the past 12 months (“SEC trailing prices”). Additionally, such reserves are limited to only total proved reserves, with further limitations to the quantities associated with proved undeveloped (“PUD”) reserves to a five-year development horizon. Under IFRS, capitalized costs are amortized on a units-of-production basis over forecast case reserves which may include total proved as well as probable reserves. The forecast case reserves estimates utilized under IFRS are based on several significant assumptions, which includes forecasted oil and natural gas prices, operating costs, royalties, production volumes and future development costs. In addition, oil and natural gas reserves determined in accordance with IFRS do not limit PUDs to a five-year development horizon, and allow for the inclusion of probable reserves. NuVista’s depletion would have been higher under the U.S. GAAP full cost method of accounting because of differences in how oil and natural gas reserve quantities are determined between the two accounting frameworks.

•

Under the full cost method of accounting, the carrying amount of Ovintiv’s oil and natural gas properties within each country cost center is subject to a ceiling test, which is recognized in net earnings when the carrying amount of the country cost center exceeds the country cost center ceiling. The cost center ceiling is the sum of the estimated after-tax future net cash flows from proved reserves, using the 12-month average trailing prices and unescalated future development and production costs, discounted at 10 percent. The 12-month average trailing price is calculated as the average of the price on the first day of each month within the trailing 12-month period. Any excess of the carrying amount over the calculated ceiling amount is recognized as an impairment in net earnings. Under IFRS, when an impairment indicator is determined to exist, an impairment test is performed to determine if the cash generating unit carrying amount is greater than its fair value less costs of disposal and its value in use. An impairment expense previously recorded is reversible in subsequent periods under certain conditions. NuVista’s carrying amount of oil and gas properties would have been lower under the U.S. GAAP full cost method of accounting because of differences in the commodity prices utilized in calculating impairment tests as determined between the two accounting frameworks.

•

Under the full cost method of accounting, proceeds from the divestiture of properties are normally deducted from the full cost pool without recognition of a gain or loss unless the deduction significantly alters the relationship between capitalized costs and proved reserves in the cost center, in which case a gain or loss is recognized in earnings. Under IFRS, gains or losses are recognized on divestitures of properties. NuVista’s carrying amount of oil and gas properties would have been lower under the U.S. GAAP full cost method of accounting because of how proceeds on divestitures are recognized between the two accounting frameworks.

While the accounting policy differences related to depletion and impairments are significant, Ovintiv does not possess the information to recompute the cumulative impact of these differences since the inception and throughout the life of NuVista. Accordingly, the unaudited pro forma condensed combined balance sheet does not reflect any adjustment for such differences.

However, on closing of the NuVista Acquisition, the oil and natural gas properties of NuVista were recorded by Ovintiv at their respective fair values. Accordingly, the historical cost basis of the oil and natural gas properties of NuVista has been eliminated and replaced with the estimated fair value of the properties as indicated in the preliminary purchase accounting reflected in Note 3.

In the unaudited pro forma condensed combined statement of earnings, depletion expense and impairments were estimated using the full cost method of oil and natural gas accounting based on the estimated fair value of the oil and gas properties for the year ended December 31, 2025. Refer to Note 4 for additional information.

ii) Leases

Under IFRS, all leases are recorded on the balance sheet as a lease liability with a corresponding right-of-use asset. Each lease payment is allocated between the lease liability and lease interest expense and the right of use asset is depreciated on a straight-line basis over the lease term. Under U.S. GAAP, while all leases are recorded on the balance sheet, the lease is classified as either a finance lease or an operating lease. Unlike IFRS, operating lease expenses are recognized in net earnings on a straight-line basis over the lease term under U.S. GAAP.

As a result, to harmonize NuVista’s IFRS accounting policies to Ovintiv’s accounting policies under U.S. GAAP, the building office leases, vehicles, gathering and processing leases have been classified as operating leases in NuVista’s adjusted balance sheet and the associated impacts of interest and depreciation expense have been eliminated and replaced with straight-line lease payment amounts in operating expense in net earnings. The difference in the amounts between the IFRS and U.S. GAAP expenses recognized was not material.

On closing of the NuVista Acquisition, the leases were classified as operating leases and measured at the present value of future minimum lease payments. Accordingly, the historical lease right of use assets and lease liabilities of NuVista have been eliminated and replaced with amounts measured at the present value of future minimum lease payments over the lease term, as indicated in the preliminary purchase accounting reflected in Note 3.

iii) Asset Retirement Obligations

Under U.S. GAAP, the initial recognition of the asset retirement obligation is measured at its fair value, utilizing expected future cash flows required to satisfy the obligation and discounted at a credit-adjusted risk-free interest rate. Subsequent revisions to either the timing or amount of the original estimate of undiscounted cash flows are treated as separate layers of the obligation. Under IFRS, asset retirement obligations are generally measured as the best estimate of the expenditure to settle the obligation and discounted at a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Subsequent revisions for changes in the estimate of expected undiscounted cash flows or discount rate are remeasured for the entire obligation by using an updated discount rate that reflects current market conditions as of the balance sheet date.

Ovintiv does not possess the information to recompute the cumulative impact of these differences since the inception of NuVista, and such differences would be further impacted by the timing of additions and divestitures throughout the life of NuVista.

However, the differences between the two accounting frameworks with respect to asset retirement obligations are not material to the unaudited pro forma condensed combined financial information as the differences between discount rates used would not materially impact either recorded balance sheet accounts or periodic accretion expense. This is in part due to the long lives associated with the assets and the minor differences between historical rates. Accordingly, the unaudited pro forma condensed combined balance sheet does not reflect any adjustment for such differences.

On closing of the NuVista Acquisition, asset retirement obligation was recorded at estimated fair value. Accordingly, the asset retirement obligation of NuVista has been eliminated and replaced with the estimated fair value as indicated in the preliminary purchase accounting reflected in Note 3.

iv) Other Adjustments

No other significant differences between IFRS, as applied by NuVista, and U.S. GAAP, as applied by Ovintiv, were identified based on the information available from discussions with NuVista’s management and review of publicly available information. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma condensed combined financial information.

Note 2.c) Currency Translation Adjustments

Currency translation adjustments to convert NuVista’s balance sheet and statement of earnings were calculated according to the following table:

Foreign Currency Translation Rates:	USD/CAD
Balance Sheet as at December 31, 2025 (ending period exchange rate)	0.7296
Statement of Earnings for the year ended December 31, 2025 (average period exchange rate)	0.7157

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet

The NuVista Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon Ovintiv’s estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed, using currently available information. Because the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to, changes between the estimated and final fair value of NuVista’s assets acquired and liabilities assumed, and the tax basis NuVista’s assets and liabilities as of the effective time of the closing date of the NuVista Acquisition.

The preliminary consideration transferred, fair value of assets acquired and liabilities assumed were calculated as follows:

($ millions)
Consideration
Fair value of Ovintiv shares of common stock issued (1)	1,277
Consideration paid in cash (2)	1,204

Total Consideration	2,481
Fair value of 18.5 million NuVista common shares held by Ovintiv (3)	270

Total Consideration and Fair Value of NuVista Shares held by Ovintiv	2,751
Fair Value of Liabilities Assumed
Accounts payable and accrued liabilities	146
Debt	168
Lease liabilities	112
Asset retirement obligation	51
Other non-current liabilities	11
Deferred income tax	573
Fair Value of Assets Acquired
Cash and cash equivalents	1
Accounts receivable and accrued revenues	145
Derivative assets, net	145
Proved properties	2,477
Unproved properties	601
Other property, plant and equipment	19
Right-of-use lease assets	112
Goodwill	312

Net Assets Acquired and Liabilities Assumed	2,751

(1)   Based on approximately 30.1 million Ovintiv shares of common stock at $42.47 per share (C$58.08 per share using the closing price on February 2, 2026, on the TSX).

(2)   Includes cash consideration which was paid to shareholders of NuVista common shares as well as to NuVista employees in respect of liability awards held.

(3)   On October 1, 2025, Ovintiv purchased 18.5 million NuVista common shares for $212 million (C$296 million). On February 2, 2026, the NuVista shares were remeasured at fair value using Ovintiv shares of common stock at $42.47 per share (C$58.08 per share using the closing price on February 2, 2026, on the TSX).

On closing of the NuVista Acquisition, NuVista shareholders received C$18.00 per NuVista common share, which was paid as 50 percent in cash and 50 percent in Ovintiv common stock. Based on the closing price of Ovintiv’s shares of common stock of $42.47 per share (C$58.08 per share on February 2, 2026, on the TSX), the transaction has a value of approximately $2.8 billion (C$3.8 billion), including the fair value of 18.5 million of NuVista’s common shares that were purchased on October 1, 2025, and held by Ovintiv.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with U.S. GAAP. NuVista’s tax basis in the assets and liabilities will carry over to Ovintiv.

The following adjustments have been made to the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025:

(a)

Reflects the remeasurement of the 18.5 million NuVista common shares that were purchased on October 1, 2025, and held by Ovintiv. The fair value of the shares held of $270 million was reclassified to proved properties in conjunction with the purchase price adjustments as described in note b.i) below.

(b)	The estimated fair value of the assets acquired and liabilities assumed resulted in the following preliminary purchase price allocation adjustments:

i)

$70 million decrease in NuVista’s net book basis of oil and gas proved properties, which excludes the $270 million remeasurement of the 18.5 million of NuVista common shares described in note a) above. The total adjustment results in a net increase of $200 million to proved properties to reflect fair value;

ii)	$575 million increase in NuVista’s net book basis of oil and gas unproved properties to reflect fair value;

iii)	$19 million increase in Other in Property, plant and equipment related to a cogeneration electricity generation facility;

iv)	$14 million decrease in Accounts receivable and accrued revenues and Other Assets from the fair valuation adjustment of contract rights;

v)

$312 million increase in Goodwill associated with the difference between the fair value of the assets acquired and liabilities assumed and NuVista’s tax basis in the assets and liabilities that will carry over to Ovintiv;

vi)	$1 million increase in Current portion of long-term debt related to the elimination of NuVista’s debt issuance costs;

vii)	$41 million decrease in Asset retirement obligation to reflect fair value; and

viii)	$223 million increase in net Deferred tax liability associated with the preliminary purchase price allocation.

(c)	Reflects debt financing of $1.2 billion to finance the cash consideration of the NuVista Acquisition under the Term Loan and from other short-term borrowings.

(d)

Reflects the impact of severance costs and transaction costs of $26 million incurred by Ovintiv in connection with the acquisition. The severance costs are a result of dual triggers in the event of a change in control event and termination and are therefore not part of the business combination. The transaction costs include estimated financial advisor, legal and accounting fees that are not capitalizable as part of the transaction. These costs are not reflected in the historical December 31, 2025, balance sheet of Ovintiv but are reflected in the unaudited pro forma condensed combined balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Ovintiv as incurred.

(e)

Reflects the increase in Ovintiv’s common stock, resulting from the issuance of Ovintiv shares of common stock to NuVista shareholders to effect the transaction as follows (in millions, except per share amounts):

Ovintiv shares of common stock issued	30.1
Closing price per share of Ovintiv common stock on February 2, 2026 (C$58.08 per share from the TSX)	$42.47

Fair value of Ovintiv shares of common stock issued	$1,277

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Earnings

The following adjustments have been made to the accompanying unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2025:

(a)

Reflects the harmonization of accounting policies, whereby depreciation, depletion and amortization expense is calculated using Ovintiv’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary purchase price allocation.

(b)

Reflects interest expense calculated using the average interest rate of 4.66 percent from Ovintiv’s Term Loan and 4.37 percent interest rate from Ovintiv’s short-term borrowings to fund the cash portion of the NuVista Acquisition. Interest expense associated with the Term Loan was calculated utilizing historical average Canadian over-night repo rate average interest rates during 2025. Interest expense associated with the short-term borrowings was calculated utilizing historical weighted average interest rates that were available under Ovintiv’s Commercial Paper program during 2025.

(c)

Reflects the impact of severance costs related to NuVista’s employees as well as transaction costs of $26 million incurred by Ovintiv in connection with the NuVista Acquisition. The severance costs are a result of dual triggers in the event of a change in control event and termination and are therefore not part of the business combination. The transaction costs include estimated financial advisor, legal and accounting fees that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma condensed combined earnings for the year ended December 31, 2025. Actual costs paid by Ovintiv will be recognized as incurred in net earnings as a post-business combination expense.

(d)

Reflects the approximate income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory provincial tax rate, net of the federal benefit of provincial taxes, applied to pre-tax net earnings.

(e)	Reflects Ovintiv’s shares of common stock issued to NuVista shareholders.

SUPPLEMENTAL PRO FORMA OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES INFORMATION AS OF DECEMBER 31, 2025

The following tables present the estimated pro forma combined net proved developed and undeveloped, oil, natural gas liquids and natural gas reserves as of December 31, 2024, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025. The pro forma reserve information set forth below gives effect to the NuVista Acquisition as if the transaction had occurred on January 1, 2025.

The following estimates of the net proved oil and natural gas reserves of Ovintiv’s oil and gas properties as of December 31, 2025, are based on evaluations prepared by Ovintiv’s internal qualified reserves evaluators. In 2025, Netherland, Sewell & Associates, Inc. audited 26 percent of Ovintiv’s estimated U.S. proved reserve volumes and McDaniel & Associates Consultants Ltd. audited 47 percent of Ovintiv’s estimated Canadian proved reserve volumes. The estimates of the net proved oil and natural gas reserves of the NuVista properties are as of December 31, 2025, and were prepared by GLJ Ltd. All reserves information presented herein was prepared in accordance with applicable SEC regulations.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the 12-month average of the first day of the month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

The following estimated pro forma combined net proved developed and undeveloped oil, natural gas liquids and natural gas reserves is not necessarily indicative of the results that might have occurred had the acquisition been completed on January 1, 2025, and is not intended to be a projection of future results. As a result, future results may vary significantly from the pro forma results reflected herein.

	Oil (MMbbls) (1)
	Historical Ovintiv U.S.	Historical Ovintiv Canada	NuVista Acquisition	Pro Forma Canada	Pro Forma Total
Balance—December 31, 2024	579.8	0.2	—	0.2	580.0
Revisions and improved recovery	(29.9)	0.1	—	0.1	(29.8)
Extensions and discoveries	19.6	—	—	—	19.6
Purchases of reserves in place	33.3	—	—	—	33.3
Sale of reserves in place	(108.2)	—	—	—	(108.2)
Production	(52.0)	(0.2)	—	(0.2)	(52.2)
Balance—December 31, 2025	442.5	0.2	—	0.2	442.7
Proved developed reserves as of
December 31, 2024	273.7	0.2	—	0.2	273.9
December 31, 2025	240.6	0.2	—	0.2	240.8
Proved undeveloped reserves as of
December 31, 2024	306.0	—	—	—	306.0
December 31, 2025	201.9	—	—	—	201.9

	Natural Gas Liquids (MMbbls) (1)
	Historical Ovintiv U.S.	Historical Ovintiv Canada	NuVista Acquisition	Pro Forma Canada	Pro Forma Total
Balance—December 31, 2024	534.5	99.7	130.9	230.6	765.1
Revisions and improved recovery	10.1	10.8	6.3	17.1	27.2
Extensions and discoveries	13.6	6.1	3.0	9.1	22.7
Purchases of reserves in place	24.3	101.5	—	101.5	125.8
Sale of reserves in place	(14.9)	—	—	—	(14.9)
Production	(31.9)	(27.1)	(10.4)	(37.5)	(69.4)
Balance—December 31, 2025	535.8	191.1	129.8	320.9	856.7
Proved developed reserves as of
December 31, 2024	336.2	59.9	57.9	117.8	454.0
December 31, 2025	364.9	105.6	64.3	169.9	534.8
Proved undeveloped reserves as of
December 31, 2024	198.4	39.8	73.0	112.8	311.2
December 31, 2025	170.9	85.5	65.5	151.0	321.9

	Natural Gas (Bcf) (1)
	Historical Ovintiv U.S.	Historical Ovintiv Canada	NuVista Acquisition	Pro Forma Canada	Pro Forma Total
Balance—December 31, 2024	3,052	2,005	1,578	3,583	6,635
Revisions and improved recovery	190	1,053	37	1,090	1,280
Extensions and discoveries	69	529	30	559	628
Purchases of reserves in place	119	797	—	797	916
Sale of reserves in place	(201)	—	—	—	(201)
Production	(188)	(492)	(102)	(594)	(782)
Balance—December 31, 2025	3,041	3,892	1,543	5,435	8,476
Proved developed reserves as of
December 31, 2024	1,953	1,269	699	1,968	3,921
December 31, 2025	2,123	2,572	771	3,343	5,466
Proved undeveloped reserves as of
December 31, 2024	1,099	736	879	1,615	2,714
December 31, 2025	919	1,319	772	2,091	3,010

(1)	Numbers may not add due to rounding.

The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves as of December 31, 2025, is as follows:

($ millions)	Historical Ovintiv U.S.	Historical Ovintiv Canada	NuVista Acquisition	Pro Forma Canada	Pro Forma Total
Future cash inflows	41,435	15,123	8,415	23,538	64,973
Less future:
Production costs	12,732	7,505	4,309	11,814	24,546
Development costs	6,895	3,004	1,200	4,204	11,099
Income taxes	3,042	155	507	662	3,704

Future net cash flows
Less 10% annual discount for estimated timing of cash flows	8,871	1,440	1,036	2,476	11,347

Discounted future net cash flows	9,895	3,019	1,363	4,382	14,277

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves for the year ended December 31, 2025, are as follows:

($ millions)	Historical Ovintiv U.S.	Historical Ovintiv Canada	NuVista Acquisition	Pro Forma Canada	Pro Forma Total
Balance, beginning of year—January 1, 2025	12,860	812	1,243	2,055	14,915
Changes resulting from:
Sales of oil and gas produced during the year	(3,163)	(1,197)	(411)	(1,608)	(4,771)
Discoveries and extensions, net of related costs	338	365	48	413	751
Purchases of proved reserves in place	587	907	—	907	1,494
Sales and transfers of proved reserves in place	(1,551)	—	—	—	(1,551)
Net change in prices and production costs	(3,678)	1,112	14	1,126	(2,552)
Revisions to quantity estimates	90	721	230	951	1,041
Accretion of discount	1,451	89	151	240	1,691
Development costs incurred during the year	1,555	615	306	921	2,476
Changes in estimated future development costs	1,053	(361)	(107)	(468)	585
Other	(1)	—	3	3	2
Net change in income taxes	354	(44)	(114)	(158)	196

Balance, end of year—December 31, 2025	9,895	3,019	1,363	4,382	14,277